[PRICE WATERHOUSE LLP LETTERHEAD]


November 3, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

                    Personnel Management, Inc.

We have read Item 4 of Personnel Management, Inc.'s Form 8-K dated October 24, 1997 and are in agreement with the statements contained therein except for the following:

          We make no comment as to statements regarding Personnel
          Management, Inc.'s action to correct the material weaknesses, contained in the last two sentences of the fourth paragraph of Item 4.

          We make no comment as to statements contained in paragraph six of Item 4.

Yours very truly,

/s/ Price Waterhouse LLP

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